EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CSI COMPRESSCO LP
ANNOUNCES THIRD QUARTER 2016 RESULTS

MIDLAND, Texas (November 4, 2016) - CSI Compressco LP (CSI Compressco or the Partnership) (NASDAQ: CCLP) today announced financial results for the quarter ended September 30, 2016. Highlights of the third quarter 2016 results include:

•	Third quarter net loss of $16.0 million, including $10.2 million in charges related to our recent Series A Preferred equity offering

•	Third quarter Adjusted EBITDA(1) of $24.0 million

•	Third quarter net cash provided from operating activities of $10.0 million

•	Third quarter free cash flow(1) of $6.2 million

•	Third quarter cash distribution of $0.3775 per common unit, unchanged from prior quarter

•	Third quarter distribution coverage ratio(1) of 0.99x

•	Completed equity offerings totaling $80 million of Series A Preferred Units

•	Improved the leverage ratio by 0.21x from prior quarter, to 4.83x

•	Continued management of SGA expenditures

•
Repurchased and retired $20.0 million principal amount of 7.25% Senior Notes at a 6% discount, and an additional $34.1 million principal amount of 7.25% Senior Notes were repurchased and retired in the first week subsequent to third quarter close

•
On November 3, 2016, we executed an amendment to our existing secured credit facility. The amendment, among other modifications, converted our credit facility to an asset-based facility and increased our leverage ratio covenant to 5.95x through the second quarter of 2018.

				Sept. 30, 2016	Sept. 30, 2016
	Three Months Ended			vs.	vs.
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	June 30, 2016	Sept. 30, 2015
	(In Thousands, Except Ratios, and Percentages)
Net income (loss)	$(15,971)	$(4,680)	$1,619	(241)%	(1,086)%
Adjusted EBITDA(1)	$23,967	$24,799	$32,419	(3)%	(26)%
Distributable cash flow(1)	$12,715	$15,207	$21,807	(16)%	(42)%
Cash distribution per unit annualized	$1.51	$1.51	$2.01	—%	(25)%
Distribution coverage ratio(1)	0.99x	1.19x	1.25x	—	—
Fleet growth capital expenditures	$—	$8	$15,779	(100)%	(100)%
Net cash provided by operating activities	$9,958	$20,469	$11,340	(51)%	(12)%
Free cash flow(1)	$6,162	$18,016	$(7,566)	(66)%	181%

(1)
Adjusted EBITDA, distributable cash flow, distribution coverage ratio, and free cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measure on Schedules B and C in this press release.

Consolidated revenues for the quarter ended September 30, 2016 were $70.7 million compared to $76.1 million for the second quarter of 2016 and $128.9 million for the third quarter of 2015. Loss before tax for the quarter ended September 30, 2016 was $15.8 million compared to loss before tax of $4.1 million for the second quarter of 2016 and income before tax of $2.0 million for the third quarter of 2015.

As of September 30, 2016 compression services fleet horsepower totaled 1,128,329 horsepower and the fleet utilization rate was 75.2%. We define the fleet utilization rate as the aggregate compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of a given date.

Unaudited results of operations for the three month period ended September 30, 2016 compared to the prior quarter and the prior year period, and unaudited results of operations for the nine month period ended September 30, 2016 compared to the prior year period are presented in the accompanying financial tables.

Timothy A. Knox, President of CSI Compressco, commented, “Cash flow from operations was positive in the third quarter of 2016, continuing to demonstrate stability and an effective control on costs even with an on-going downturn in the greater energy and energy services business. In the third quarter, we had free cash flow of $6 million prior to our quarterly distribution. SGA expenditures for the quarter were $9.3 million, including $0.9 million in legal fees associated with our equity issuance. With allowance for this special expense, we again managed SGA below $8.5 million for the quarter and about $2 million below the spending level of the same period prior year. Maintenance capital expenditures for the third quarter were $2.8 million, an increase from the second quarter of 2016 but $1 million below the maintenance capital expenditures of the third quarter of 2015. Distributable cash flow for the third quarter of 2016 was $12.7 million, allowing us to maintain the $0.3775 per unit distribution with a 0.99x distribution coverage ratio.

“As of September 30, 2016, 848,365 horsepower of our compression services fleet was generating revenue, an 8,783 horsepower decline from the prior quarter and the smallest decline experienced in the past four quarters. This continues a flattening of the curve from the declines experienced in prior quarters, which when considered in the context of the improvement in oil and gas prices as well as drilling activity in the third quarter would seem to indicate that we may have reached the bottom for demand in the compression services business. During the third quarter, we received equipment sales orders totaling $3.3 million, a modest amount, however it was part of a discernable increase in firm proposals issued that we hope is an indication of increased overall activity by the end users in this business segment.

“In the third quarter of 2016 we completed the issuance, in the aggregate, of $80 million of Series A Preferred Units, resulting in net proceeds after certain expenses of $77.3 million. With these proceeds, in September 2016 we repurchased and retired $20 million aggregate principal amount of 7.25% Senior Notes at an average repurchase price of 94% of the principal. Subsequent to the close of the third quarter, we repurchased and retired an additional $34.1 million aggregate principal amount of 7.25% Senior Notes at a similar discount. Following these purchases, we have $295.9 million in aggregate principal amount of our 7.25% Senior Notes outstanding. Remaining proceeds were used to reduce the balance of our revolving credit facility, where our outstanding balance has been reduced to $214 million as of October 3, 2016. Our leverage ratio was reduced to 4.83x exiting the third quarter, compared to 5.04x exiting the second quarter of 2016. Also subsequent to the close of the third quarter and as we have previously disclosed, we executed an amendment to our existing secured credit facility. The amendment, among other modifications, converted our credit facility to an asset-based facility and increased our leverage ratio covenant to 5.95x through the second quarter of 2018, providing us with additional financial flexibility.

“As we have continued to evaluate and reduce compression services fleet additions, we have lowered our total capital expenditure forecast for 2016 to $19 million to $20 million, prior to offsets for disposals and associated proceeds. Of this, $11 million to $12 million remains forecast for maintenance capital in anticipation of comparatively higher fourth quarter expenditures as we conduct necessary maintenance and prepare for anticipated projects. $6 million is directed at our enterprise resource planning system implementation, with the remaining $2 million directed at other growth activities. We will stay focused on maximizing the utilization of existing compression services assets, and will selectively invest in growth opportunities that present appropriate financial return.”

Conference Call

CSI Compressco will host a conference call to discuss third quarter 2016 results today, November 4, 2016, at 10:30 am Eastern Time. The phone number for the call is 866/374-8397. The conference will also be available by live audio webcast and may be accessed through the CSI Compressco website at www.compressco.com.

Third Quarter 2016 Distribution

On October 21, 2016, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the third quarter of 2016 of $0.3775 per outstanding common unit, which will be paid on November 14, 2016 to common unitholders of record as of the close of business on November 1, 2016. The distribution coverage ratio (which is a Non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure below) for the third quarter of 2016 was 0.99x.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of approximately 6,000 compressor packages providing in excess of 1.1 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this press release are identifiable by the use of the following words and other similar words: “anticipates”, “assumes”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “goal”, “intends”, “may”, “might”, “plans”, “predicts”, “projects”, “schedules”, “seeks”, “should”, “targets”, “will” and “would”. These forward-looking statements include statements, other than statements of historical fact, concerning CSI Compressco’s strategy, future operations, financial position, estimated revenues, negotiations with our bank lenders, projected costs and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects, and other future events and performance. Such forward-looking statements reflect our current views with respect to future events and financial performance and are based on assumptions that we believe to be reasonable but such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: economic and operating conditions that are outside of our control, including the supply, demand, and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy, including our 2014 acquisition of Compressor Systems, Inc.; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; risks associated with a material weakness in our internal control over financial reporting and the consequences we may encounter if we are unable to remediate that material weakness or if we identify other material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and oral forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended			Nine Months Ended
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015
	(In Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	$53,103	$57,827	$72,766	$173,341	$220,880
Aftermarket services	8,286	9,530	11,692	26,403	35,015
Equipment sales	9,325	8,732	44,466	28,751	102,383
Total revenues	$70,714	$76,089	$128,924	$228,495	$358,278
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	$26,961	$29,760	$35,104	$88,526	$109,572
Cost of aftermarket services	5,735	7,279	10,188	19,632	29,251
Cost of equipment sales	7,830	6,624	40,823	24,407	92,084
Total cost of revenues	$40,526	$43,663	$86,115	$132,565	$230,907
Depreciation and amortization	17,822	18,742	20,610	55,016	61,227
Impairments of long-lived assets	—	—	—	7,866	—
Selling, general, and administrative expense	9,279	8,183	10,469	27,692	32,272
Goodwill impairment	—	—	—	92,334	—
Interest expense, net	9,762	8,870	8,897	27,434	26,157
Other expense, net	9,096	707	818	10,091	1,834
Income (loss) before income tax provision	$(15,771)	$(4,076)	$2,015	$(124,503)	$5,881
Provision for income taxes	200	604	396	1,497	1,291
Net income (loss)	$(15,971)	$(4,680)	$1,619	$(126,000)	$4,590
Net income (loss) per diluted common unit	$(0.47)	$(0.14)	$0.04	$(3.72)	$0.10

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, and free cash flow. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;

•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	measure operating performance and return on capital as compared to those of our competitors;

•	determine the Partnership's ability to incur and service debt and fund capital expenditures; and

•	monitor the financial performance measure used in the Partnership’s bank credit facility financial covenant.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain non-cash charges including impairments, bad debt expense attributable to bankruptcy of customer, equity compensation, costs of compressors sold, fair value adjustments of our Preferred Units, and gain on extinguishment of debt, and excluding acquisition and transaction costs, and severance expense.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as

Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest, and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income (loss) to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three month periods ended September 30, 2016, June 30, 2016 and September 30, 2015, and nine month periods ended September 30, 2016 and September 30, 2015:

Schedule B - Reconciliation of Net Income to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

Results of Operations (unaudited)
	Three Months Ended			Nine Months Ended
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015
	(In Thousands)
Net income (loss)	$(15,971)	$(4,680)	$1,619	$(126,000)	$4,590
Interest expense, net	9,762	8,870	8,897	27,434	26,157
Provision for income taxes	200	604	396	1,497	1,291
Depreciation and amortization	17,822	18,742	20,610	55,016	61,227
Impairments of long-lived assets	—	—	—	7,866	—
Goodwill impairment	—	—	—	92,334	—
Bad debt expense attributable to bankruptcy of customer	728	—	—	728	—
Non-cash cost of compressors sold	890	176	399	2,831	605
Equity compensation	775	825	455	2,236	1,659
Series A Preferred transaction costs	3,046	—	—	3,046	—
Series A Preferred fair value adjustments	7,198	—	—	7,198	—
Gain on extinguishment of debt	(540)	—	—	(540)	—
CSI acquisition costs	—	—	—	—	208
Severance	57	262	43	562	287
Adjusted EBITDA(1)	$23,967	$24,799	$32,419	$74,208	$96,024

Less:
Current income tax expense	258	421	(1,296)	1,227	33
Maintenance capital expenditures	2,771	1,435	3,665	6,519	7,869
Interest expense	9,762	8,870	8,897	27,434	26,157
Severance	57	262	43	562	287
Plus:
Non-cash items included in interest expense	1,596	1,396	697	3,688	2,089
Distributable cash flow	$12,715	$15,207	$21,807	$42,154	$63,767

Cash distribution attributable to period	$12,799	$12,784	$17,405	$38,367	$51,796
Distribution coverage ratio	0.99x	1.19x	1.25x	1.10x	1.23x

The following table reconciles cash from operations to free cash flow for the three month periods ended September 30, 2016, June 30, 2016 and September 30, 2015, and nine month periods ended September 30, 2016 and September 30, 2015:

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

Results of Operations (unaudited)
	Three Months Ended			Nine Months Ended
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015
	(In Thousands)
Net cash provided by operating activities	$9,958	$20,469	$11,340	$45,522	$63,542
Capital expenditures, net of sales proceeds	(3,796)	(2,453)	(18,906)	(7,602)	(75,998)
Free cash flow	$6,162	$18,016	$(7,566)	$37,920	$(12,456)

Contact:
CSI Compressco LP, Midland, Texas
Timothy A. Knox,
Phone: 432/563-1170
Fax: 432/561-9732
www.csicompressco.com